Exhibit 10.13

CLINICAL SUPPLY AGREEMENT

THIS CLINICAL SUPPLY AGREEMENT (“Agreement”) effective as of September 27, 2017 (“Effective Date”), is by and between Regeneron Pharmaceuticals, Inc. (“Regeneron”), and Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company (“KINIKSA”).  Regeneron and KINIKSA are sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Regeneron and KINIKSA are Parties to that certain License Agreement, dated as of September 25, 2017 (“LA”), pursuant to which KINIKSA will be engaged in the Development of the Product in the Kiniksa Field in the Territory and Regeneron will Manufacture and supply Product to KINIKSA for such purposes; and

WHEREAS, pursuant to the terms of the LA, Regeneron intends to Manufacture and supply Formulated Bulk Product, Filled Product, and packaged and labeled Product (if applicable) and placebo for Clinical Supply Requirements pursuant to the LA;

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows.

1.                                      Definitions.

Capitalized terms used herein shall have the defined meanings set forth in the LA, unless otherwise defined herein.

2.                                      Agreement to Supply; Forecasts; Purchase Orders; Deviating Product.

2.1                               Generally.  Subject to the terms and conditions of this Agreement, during the Term, Regeneron shall manufacture, fill, package and, if applicable, label (the content of any such labeling and packaging to be made in accordance with KINIKSA’s reasonable instructions) and supply to KINIKSA the Formulated Bulk Product or Filled Product (either, as applicable, “Finished Product”) and placebo solely for use in Development in the Kiniksa Field in the Territory, all in accordance with the terms of the LA and this Agreement, and in such form of the Product as set forth in Forecasts and Firm Orders (i.e., whether the Product will be in the form of Formulated Bulk Product, Filled Product or packaged and labeled Product, or placebo).  In accordance with, and to the extent set forth in, the LA and the process set forth in the Quality Agreement, Regeneron may transfer a portion or all of such activities to one or more Third Parties or Affiliates.  To the extent KINIKSA desires for REGENERON to provide packaging and labeling for Filled Product, KINIKSA shall, within the timeframe agreed upon by the Parties, be responsible for providing Regeneron (or its designee) with informational content for all labels and packaging (including package inserts) for the Product and placebo for use in the Kiniksa Field Territory, and KINIKSA shall be solely responsible to ensure that such content complies with applicable Laws.  Title and risk of loss for Finished Product and placebo shall be in accordance with Incoterms 2010, EXW.  After the completion of a successful Fill/Finish Technology Transfer in accordance with the LA, Regeneron’s sole obligation shall be to supply Formulated Bulk Product under this Agreement.

2.2                               Forecasts and Purchase Orders.

(a)                                 Subject to Section 2.2(b), KINIKSA shall provide Regeneron in writing with a forecast of quantities and delivery dates for the requirements of the Finished Product and placebo to be supplied under this Agreement (each a “Forecast”) no later than thirty six (36) months prior to the first requested delivery date and, thereafter, KINIKSA shall provide Regeneron with updated, rolling, thirty-six (36) month Forecasts on a quarterly basis.

(b)                                 The Parties acknowledge that it may be difficult for KINIKSA to provide a Forecast meeting the required lead time set forth in this Section for its first pilot clinical trial and first pivotal clinical study in the Territory (together, the “Initial Clinical Studies”); and, accordingly and notwithstanding the foregoing, KINIKSA shall provide a Forecast for such study with as much lead time as reasonably possible.  Regeneron shall consult and coordinate with KINISKSA regarding the feasibility of fulfilling said Forecast and shall make commercially reasonable efforts to fulfill said Forecast.

(c)                                  Promptly following receipt of a Forecast, Regeneron shall notify KINIKSA of its ability to supply the requirements of the Forecast.  In the event Regeneron notifies KINIKSA that it is able to meet such requirements, then such Forecast shall be deemed accepted by Regeneron.  On the other hand, if Regeneron notifies KINIKSA that it is not able to satisfy a Forecast, then Regeneron shall prepare and provide KINIKSA with a time schedule for additional Manufacturing of the Finished Product and/or placebo to satisfy the requirements of such Forecast within (10) Business Days of receipt of such Forecast, and (i) the Parties shall mutually agree upon a revised Forecast consistent with such time schedule, and (ii) upon such mutual agreement, such revised Forecast shall be deemed accepted by Regeneron.  Regeneron shall not be obligated to supply Product or placebo under this Agreement except pursuant to a Forecast that is accepted by Regeneron in accordance with this Section 2.2.

(d)                                 An accepted Forecast may be modified by KINIKSA to increase or decrease the number of units of Finished Product and/or placebo to be supplied on a certain delivery date under such Forecast, solely as follows:

(i)                                     during the time period occurring more than twelve (12) months prior to such delivery date, KINIKSA may modify the number of such units without restriction, and;

(ii)                                  during the time period occurring within twelve (12) months prior to such delivery date (“Firm Order Commitment”), KINIKSA may not modify the number of such units, without Regeneron’s prior written consent.

(e)                                  KINIKSA shall provide Regeneron with firm purchase orders for Finished Product and/or placebo at least twelve (12) months prior to the delivery dates specified in an accepted Forecast (“Firm Orders”).  Each Firm Order submitted will be consistent with the Firm Order Commitment.  If Kiniksa fails to meet its Firm Order Commitment, then Regeneron will use reasonable efforts to reallocate the excess Product.  If Regeneron cannot re-allocate any such Product, then Kiniksa will be obligated to purchase such Product.  If Kiniksa’s orders exceed the firm order forecast, then Regeneron will use reasonable efforts to meet those orders, but will not be liable if it is not able to do so.

(f)                                   Finished Product shall have a shelf life of at least twenty-four (24) months (“Minimum Shelf Life”) at the time of receipt by Kiniksa (or its designee); provided that Kiniksa acknowledges that Finished Product for the Initial Clinical Studies may not have the Minimum Shelf Life, in which case it shall have the shelf life agreed upon by the Parties at time that Kiniksa submits a purchase order for such Finished Product.

(g)                                  All Firm Orders for Finished Product (to the extent not already finished and on hand) must be in multiples of 1250 vials.

2.3         Production Requirements.  Subject to the terms of this Agreement and the LA, Regeneron shall apply its production capacity that, in Regeneron’s reasonable discretion, is necessary to fulfill the quantity and delivery date requirements set forth in each Firm Order; provided such Firm Order is consistent with an accepted Forecast.

2.4          Deviating Product.

(a)                                 If Formulated Bulk Product or Filled Product or placebo is released by Regeneron, is delivered to KINIKSA and inspected by Kiniksa (or its agents) and deviates from Specifications (as defined below) and such deviation was attributable to Regeneron (“Deviating Product/Placebo”), Regeneron will, as soon as commercially practical, replace the Deviating Product/Placebo with conforming Finished Product or placebo, as the case may be. Regeneron will bear the cost of any replacement Finished Product and/or placebo and the transportation, testing and disposal costs of any Deviating Product/Placebo. For clarity, Deviating Product/Placebo does not include Failed Batches.

(b)                                 “Failed Batch” means any batch of Product Manufactured by Regeneron or the Third Party Fill/Finish Provider that fails to generate adequate yields of Product or fails to meet quality requirements, including failure to Manufacture any Product in compliance with Specifications or applicable Good Practices, in each case which were not released by Regeneron.  If a Failed Batch does not result from the gross negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by Regeneron or its Affiliates (or their respective agents, contractors, representatives or other persons or entities working on their behalf), then, to the extent such Failed Batch was Manufactured, in whole or in part to fulfill Kiniksa’s Firm Order, the costs of the Failed Batch (or a pro rata allocation thereof if the Failed Batch was not Manufactured solely to fulfill Kiniksa’s Firm Order) will be included as Manufacturing Costs of Product as set forth in the LA (in the definition of Manufacturing Costs), otherwise KINIKSA shall not be responsible for the costs of such Failed Batch.

3.                                      Supply Price of the Product for use in Development.

3.1                               Supply Price.  The supply price of the Finished Product (in whatever form applicable) and placebo to be supplied by Regeneron under this Agreement shall be at the rate determined as set forth in the LA.

3.2                               Payment Method and Currency.  All payments under this Agreement shall be made pursuant to and be applied as set forth in the LA.

4.                                      Quality Control; Conflict Between Agreements.

4.1                               Quality Agreement.  The Parties (or their Affiliates) shall enter into a separate quality agreement with respect to the quality assurance, filling, packaging and labeling of Finished Product and placebo supplied by Regeneron hereunder (“Quality Agreement”). In the event there is any conflict relating to quality control procedures or cGMP-related activities between the terms and provisions of this Agreement and the Quality Agreement, the applicable terms and provisions of the Quality Agreement shall control and prevail with respect to matters specifically related to quality assurance, filling, packaging and labeling of Finished Product and placebo; provided that, with respect to all other matters, the terms, provisions and conditions of this Agreement or LA shall control and prevail.  In the event of a conflict in provisions between this Agreement and LA, the LA shall control and prevail, except solely with respect to the supply and Manufacture of Product, in which case this Agreement shall control.

5.                                      Warranties; Limitation of Liability.

5.1                               Warranty and Limitation of Liability.  In addition to specific warranties and any limitation of liability included herein, warranties and limitation of liability of Regeneron and KINIKSA shall be governed under the LA.

5.2         General Warranties.  Regeneron represents and warrants that (a) the applicable Finished Product and placebo supplied under this Agreement shall be Manufactured, stored, processed, packaged, labeled and tested in accordance with the specifications provided by Regeneron under and in accordance with the Quality Agreement (“Specifications”) and all Applicable Laws; (b) applicable Finished Product and placebo furnished by Regeneron to KINIKSA under this Agreement (i) shall be free of any defects in any materials or workmanship, (ii) shall be stored and supplied in conformity with the Specifications and all Applicable Laws, and (iii) shall not contain any material provided by or on behalf of Regeneron that has not been used or stored in accordance with the Specifications and Applicable Laws; (c) it will not introduce any materials not provided in the Specifications that would cause the applicable Finished Product or placebo to be adulterated within the meaning of Section 501 of the U.S. Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder; and (d) it shall perform all obligations hereunder in compliance with all Applicable Laws and industry standards of workmanship and professionalism.

5.3                               Debarment.  Section 12.4.11 of the LA is hereby incorporated into a made a part of this Agreement.

6.                                      Term; Termination.

The term of this Agreement shall be from the Effective Date until the earlier of the completion of a Formulated Bulk Manufacturing Technology Transfer or termination of the LA.

7.                                      Confidentiality.

Confidentiality shall be governed under the LA (references in the LA to the LA (e.g. “this Agreement”, hereunder, or similar references) in the confidentiality provisions and related definitions shall be deemed to also refer to this Agreement for purposes of this Section 7).

8.                                      Miscellaneous.

8.1                               Authority to Enter Into Agreement.  Each Party represents and warrants that it is authorized to enter into this Agreement and that in so doing it is not in violation of the terms and conditions of any contract or other agreement to which it may be a party.

8.2                               Force Majeure.  Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (which shall include taking reasonable precautions) including fires, floods, earthquakes, shortages, epidemics, quarantines, embargoes, acts of terrorism, war, acts of war (whether war be declared or not), insurrections, strikes, lockouts, or other labor disturbances, riots, civil commotions, acts of God or acts, omissions, or delays in acting by any Governmental Authority (each, a “Force Majeure”).  The affected Party will notify the other Party of such Force Majeure as soon as reasonably practical after such occurrence by giving written notice stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be effective only to the extent of and no longer in duration than the Force Majeure causing the failure or delay in performance and the non-performing Party will use every reasonable effort to remedy its inability to perform due to such Force Majeure.

8.3                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the law of any other jurisdiction.  Except for Financial Disputes which are governed by Section 17.1.2 of the LA, the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

8.4                               Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided in this Agreement. Neither Kiniksa nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Kiniksa, and Kiniksa’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish an employment, agency, joint venture, or partnership between the Parties or any of their respective Affiliates. For purposes of this Agreement, as of the Effective Date, neither Kiniksa nor any of its Affiliates is an Affiliate of Regeneron or any of its Affiliates, and neither Regeneron nor any of its Affiliates is an Affiliate of Kiniksa or any of its Affiliates

8.5                               Assignment.  Neither Party may, without the prior written consent of the other Party, delegate, transfer, convey, assign or pledge any of its rights or obligations under this Agreement to any other person, firm or corporation; provided however, that either Party may assign this Agreement in whole or in part to an Affiliate, even without an assignment of the LA. Each Party may assign this Agreement without consent of the other Party to a Third Party in connection with an assignment of the LA. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

8.6                               Notice.  Notice shall be in accordance with Section 17.3 of the LA.

8.7                               Compliance with Laws.  In the performance of this Agreement, both Parties agree to comply with all applicable Laws.

8.8                               Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) frustrates the purpose of this Agreement (in which case the parties will attempt to replace such invalidated provision with an enforceable provision that most clearly implements such purpose).  The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

8.9                               Accrued Rights.  Neither Kiniksa nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to termination of this Agreement, including the payment of any non-cancelable costs and expenses (even if such costs and expenses arise following termination or expiration, as the case may be).

8.10                        Waiver.  The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

8.11                        Headings.  Headings in this Agreement are included for ease of reference only and have no legal effect.

8.12                        Counterparts.  This Agreement may be executed in identical duplicate copies exchanged by facsimile or e-mail (in PDF format) transmission. Each identical counterpart will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

REGENERON PHARMACEUTICALS, INC.		KINIKSA PHARMACEUTICALS, LTD.

By:	/s/ Paul Hainsworth	By:	/s/ Thomas Beetham
Name:	Paul Hainsworth	Name:	Thomas Beetham
Title:	VP Supply Chain	Title:	Executive Vice President